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                                                                    EXHIBIT 10.4

                          FORM OF EMPLOYMENT AGREEMENT

     This sets forth the terms of the Employment Agreement between (i) COMMUNITY BANK SYSTEM, INC., a Delaware corporation and registered bank holding company, and COMMUNITY BANK, N.A., a national banking association, both having offices located in Dewitt, New York (collectively, the "Employer"), and (ii) JAMES M. O'BRIEN, an individual currently residing at Dallas, Pennsylvania ("Employee"). This Agreement shall become effective upon the closing of the merger of Community Bank, N.A. and First Heritage Bank ("Merger").

                               W I T N E S S E T H

     IN CONSIDERATION of the promises and mutual agreements and covenants contained herein, and other good and valuable consideration, the parties agree as follows:

     1. Employment.

          (a) Term. Employer shall employ Employee, and Employee shall serve, on a part-time basis as Consultant for Community Bank System, Inc. and Community Bank, N.A. for the period that begins on the date of the closing of the Merger and that ends on the third anniversary of the closing date of the Merger ("Period of Employment"), subject to termination as provided in paragraph 3 hereof.

          (b) Salary. From the effective date of this Agreement through the first anniversary of the closingdate of the Merger, Employer shall pay Employee base salary at the


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annual rate of $160,000 ("Base Salary"). Thereafter, Employer shall pay Employee
Base Salary at an annual rate of $50,000. Base Salary shall be payable in accordance with Employer's regular payroll practices for executive employees.

     2. Duties during the Period of Employment.

          (a) Employee shall be designated as a Consultant to Employer and shall have such responsibility, subject to the control of the authorized designee of Employer's Board of Directors, for the discharge of such consulting and other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by the authorized designee of Employer's Board of Directors. Employee shall report to Employer's President, Pennsylvania Banking.

          (b) During the first twelve months of the Period of Employment, Employee shall not be required to provide more than 500 hours of consulting services pursuant to this Agreement. During each of the two remaining twelve-month periods of the Period of Employment, Employee shall not be required to provide more than 250 hours of consulting services pursuant to this Agreement. Employee shall provide the consulting services at such times and at such locations as the parties shall reasonably agree.

          (c) Employee shall devote Employee's best efforts to the affairs of Employer, serve faithfully and to the best of Employee's ability and devote all agreed-upon working time and attention, knowledge, experience, energy and skill to the business of Employer.

     3. Termination. Employee's employment by Employer shall be subject to termination as follows:

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          (a) Expiration of the Term. This Agreement shall terminate automatically at the expiration of the Period of Employment unless the parties enter into a written agreement extending Employee's employment, except for the continuing obligations of the parties as specified hereunder.

          (b) Termination Upon Death. This Agreement shall terminate upon Employee's death.

          (c) Termination for Cause. Employer may terminate Employee's employment immediately for "cause" by written notice to Employee. For purposes of this Agreement, a termination shall be for "cause" if the termination results from any of the following events:

               (i) Material breach of this Agreement;

               (ii) Documented misconduct as a consultant of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder including, but not limited to, misappropriating any funds or property of any such company, or attempting to obtain any personal profit (x) from any transaction to which such company is a party or (y) from any transaction with any third party in which Employee has an interest which is adverse to the interest of any such company, unless, in either case, Employee shall have first obtained the written consent of the Board of Directors of Employer or Employee should not reasonably have known of Employer's interest;

               (iii) Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement, unless cured within 60 days;

               (iv) Conviction of a crime involving moral turpitude;

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               (v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement;

               (vi) Documented failure to follow the reasonable, written instructions of the Board of Directors of Employer, provided that the instructions are consistent with this Agreement and do not require Employee to engage in unlawful conduct; or

               (vii) Any documented intentional violation by Employee of the rules or regulations of the Office of the Comptroller of the Currency or of any other regulatory agency.

     Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

          (d) Termination For Reasons Other Than Cause. If Employer terminates Employee prior to the expiration of this Agreement for reasons other than cause, then Employee shall be entitled to a severance benefit equal to the greater of
(i) the annual Base Salary in effect at the time of termination, payable in equal biweekly installments over the 12-month period following Employee's termination, or (ii) amounts of Base Salary that otherwise would have been payable through the balance of the unexpired term of this Agreement, payable in biweekly installments through the balance of the unexpired term of this Agreement.

     4. Fringe Benefits.

          (a) Benefit Plans. Because of the limited number of hours Employee will be required to provide services to Employer during the Period of Employment, Employee

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shall not be eligible to participate as an active employee in any employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), Employer-paid group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs or other fringe benefit programs maintained by Employer for the benefit of its employees. However, Employee will be considered an eligible retiree under Employer's group health plan that covers eligible retirees of Employer and will be covered under that plan as a retiree, beginning on the first day of the Period of Employment. Participation in Employer's group health plan for eligible retirees shall be based on, and subject to satisfaction of, the requirements and conditions of such plan; provided that Employee's prior service with First Heritage Bank shall be considered service with Employer for purposes of determining Employee's eligibility for coverage under Employer's group health plan for retirees. Except as provided in paragraph 3(c), Employee's participation in Employer's group health plan for eligible retirees shall not be terminated solely due to the termination or expiration of this Agreement or the termination of Employee's employment. Employer may require Employee to submit to an annual physical, to be performed by a physician of his own choosing. Employee shall be reimbursed for related expenses not covered by Employer's health insurance plan, or any other plan in which Employee is enrolled. Employee shall not be eligible to participate in Employer's Severance Pay Plan maintained for other employees not covered by employment agreements.

          (b) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee's use of his personal automobile, and for actual out-of-pocket travel and other expenses, reasonably incurred and/or paid by Employee in connection with Employee's duties hereunder. Reimbursable expenses

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must be submitted to the President and Chief Executive Officer of Employer, or
the President and Chief Executive Officer's designee, for review on a quarterly basis.

          (c) Other Benefits. During the Period of Employment, Employee also shall be entitled to Employer-paid social memberships for Employee at two country clubs and one social club in the Dallas or Scranton/Wilkes Barre, Pennsylvania area, subject to the approval of the President and Chief Executive Officer of Employer. Although it is contemplated that the memberships shall be utilized for marketing and promotion of Employer's business interests, in the event that any part of any membership shall be treated as taxable compensation to Employee, Employer shall reimburse Employee for any federal, state or local income tax owed by Employee, including any such taxes owed as a result of any reimbursement under this subparagraph, in connection with such membership.

     5. First Heritage Employment Agreement.

          (a) Employer acknowledges that Employee could have become entitled to certain payments pursuant to the July 1, 1999 Employment Agreement between Employee and First Heritage Bank ("First Heritage Employment Agreement") as a result of the Merger and/or upon the occurrence of certain other events, which payments Employee has agreed to waive in connection with the Merger and the execution of this Agreement. In consideration of such waiver, Employer shall pay to Employee $300,000 on the closing date of the Merger.

          (b) Employer acknowledges that Employee previously earned a right to receive certain bonuses that would have been paid to Employee by First Heritage Bank upon the exercise of certain stock options previously granted to Employee by First Heritage Bank, which option bonuses Employee has agreed to waive in connection with the Merger and the

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execution of this Agreement. In consideration of such waiver, Employer shall pay to Employee $250,000 on the closing date of the Merger.

     6. Stock Options. Employer shall cause the Compensation Committee of the Board of Directors of Employer to review whether Employee should be granted shares of restricted stock and/or options to purchase shares of common stock of Employer. Such review may be conducted pursuant to the terms of the Community Bank System, Inc. 1994 Long-Term Incentive Compensation Program, a successor plan, or independently, as the Compensation Committee shall determine. Reviews shall be conducted no less frequently than annually.

     7. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.

     8. Covenants.

          (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except to perform his services as an employee of Employer, any confidential business or technical information or trade secret that is not in the public domain acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or

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disclosure of any trade secret or any confidential information that is not in the public domain concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

          (b) No Competition. Employee's employment is subject to the condition that during the term of his employment hereunder and for the period specified in paragraph 8(c) below, Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes within a 50 mile radius of Wilkes-Barre, Pennsylvania, in the banking industry or with any other banking or financial services business conducted by Employer or by any group, affiliate, division or subsidiary of Employer. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer's consolidated gross sales or operating revenues is derived from, or 5% or more of Employer's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or

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more of its consolidated assets are devoted; and (iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

          (c) Non-Competition Period. The "non-competition period" shall begin on the date the first payment is made pursuant to the terms of this Agreement and shall end on the later of (i) the date the final payment is made pursuant to the terms of this Agreement, or (ii) the third anniversary of the closing date of the Merger.

          (d) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer shall withhold all payments to Employee and may offset immediately any and all amounts payable to Employee under this Agreement against any damages to which Employer is legally entitled in addition to any and all other remedies available to Employer under the law or in equity.

     9. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by overnight mail, or by certified mail, return receipt requested, to Employee at his residence and to Employer at 5790 Widewaters Parkway, Dewitt, New York 13214, or at such other addresses as either Employee or Employer may, by similar notice, designate.

     10. Rules, Regulations and Policies. Employee shall abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

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     11. No Prior Restrictions. Employee affirms and represents that Employee is under no obligations to any former employer or other third party which is in any way inconsistent with, or which imposes any restriction upon, the employment of Employee by Employer, or Employee's undertakings under this Agreement.

     12. Return of Employer's Property. After Employee has received notice of termination or at the end of the term hereof, whichever first occurs, Employee shall promptly return to Employer all documents and other property in his possession belonging to Employer.

     13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, the court shall have authority to modify such provision in a manner that most closely reflects the intent of the parties and is valid.

     14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

     15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

     16. Miscellaneous. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the First Heritage Employment Agreement. Employee hereby waives all claims Employee may have under the First Heritage Employment Agreement, including, without limitation, claims to any payment of deferred compensation

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benefits, change of control benefits and bonuses related to the exercise of stock options. The foregoing waiver shall not apply to the payment described in paragraph 5 or to stock options assumed by Employer pursuant to the Agreement and Plan of Merger between Employer and First Heritage Bank, except that the waiver shall apply to the extent that any such option includes the right to a bonus payment upon Employee's exercise of the option. This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto. The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach. The provisions of paragraph 8 hereof shall survive the termination of this Agreement.

     17. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

     18. Jurisdiction, Venue and Fees. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State. If Employee is the prevailing party in a proceeding to collect payments due pursuant to this Agreement, Employer shall reimburse Employee for reasonable attorneys' fees incurred by Employee in connection with such proceeding.

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     The foregoing is established by the following signatures of the parties.

                                COMMUNITY BANK SYSTEM, INC.

                                By:_____________________________________________

                                Its:____________________________________________

                                COMMUNITY BANK, N.A.


                                By:_____________________________________________

                                Its:____________________________________________

                                ________________________________________________
                                         JAMES M. O'BRIEN

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